                                                                     EXHIBIT 4.3


              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                    OF SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                               ORGANOGENESIS INC.

     Organogenesis Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Restated Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a new series of the Company's previously authorized preferred stock, $1.00 par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 200 shares of Series C Convertible Preferred Stock of the Company, as follows:

          RESOLVED, that the Company is authorized to issue 200 shares of Series C Convertible Preferred Stock (the "SERIES C PREFERRED SHARES"), $1.00 par value per share, and the stated value shall be $100,000 per share (the "STATED VALUE") which shall have the following powers, designations, preferences and other special rights:

          (1)  Dividends.  The holders of the outstanding Series C Preferred
               ---------
     Shares (collectively, the "HOLDERS" and each a "HOLDER") shall not be entitled to receive any dividends in respect of Series C Preferred Shares.

          (2)  Holder's Conversion of Series C Preferred Shares.  Each Holder
               ------------------------------------------------
     shall have the right, at such Holder's option, to convert the Series C Preferred Shares into shares of the Company's common stock, $.01 par value per share (the "COMMON STOCK"), on the following terms and conditions:

               (a) Conversion Right.  Subject to the provisions of Section 2(f)
                   ----------------
     below, any Holder shall be entitled to convert, at any time or times on or after the date (the "INITIAL CONVERSION DATE") that is the earlier of (I) the Effective Date (as defined in Section 2(b)(vii)) and (II) the date that is 60 days after the initial date of issuance of the Series C Preferred Shares (the "INITIAL ISSUANCE DATE"), the Series C Preferred Shares owned by such Holder into fully paid and
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     nonassessable shares (rounded to the nearest whole share in accordance with
     Section 2(g) below) of Common Stock, at the Conversion Rate (as defined below); provided, however, that no Holder shall be entitled to convert any Series C Preferred Shares in excess of the applicable Conversion Limit or with respect to the Holders in the aggregate, the Common Share Limit
     (except for a conversion pursuant to Sections 2(i) or 3(a) hereof), provided further, that in no event shall any Holder be entitled to convert Series C Preferred Shares in excess of that number of Series C Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates to exceed 4.9% of the outstanding shares of the Common Stock following such conversion. For purposes of this paragraph beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

               (b) Conversion Rate.  The number of shares of Common Stock
                   ---------------
     issuable upon conversion of each of the Series C Preferred Shares pursuant to Sections (2)(a) and 2(f) shall be determined according to the following formula (the "CONVERSION RATE"):

                                Stated Value
                                ------------
                              Conversion Price

     For purposes of this Certificate of Designations, the following terms shall have the following meanings:

          (i) "APPLICABLE PENALTY PERCENTAGE" means 1% for the initial thirty day period of the Penalty Period (effective as of the first day thereof) and an additional 1.5% for each thirty day period (effective as of the first day of each such period) thereafter.

          (ii) "AVERAGE MARKET PRICE" means the average of the Closing Bid Prices of the Common Stock for the five trading days immediately preceding the applicable date.

          (iii) "CLOSING BID PRICES" means, for any security as of any date, the closing bid price on the American Stock Exchange ("AMEX") as reported by the AMEX, or, if the AMEX is not the principal securities exchange for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, L.P. ("BLOOMBERG"), or if the foregoing do not apply, the closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, or, if no closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc.

          (iv)   "COMMON SHARE LIMIT" means 909,091 shares of Common Stock.

               (v) The "CONVERSION LIMIT" shall be equal to (i) for the period commencing on the Initial Conversion Date and ending 60 days after the Initial Conversion Date, 25% of the Series C Preferred Shares held by such Holder on the Initial Issuance Date, (ii) for the period commencing 61 days after the Initial Conversion Date and ending 120 days after the Initial Conversion Date, 50% of the Series C Preferred Shares held by such Holder on the Initial Conversion Date; and (iii) for the period commencing 121 days after the Initial Issuance Date and ending 180 days after the Initial Conversion Date, 75% of the Series C Preferred Shares held by such Holder on the Initial Issuance Date. There shall be no Conversion Limit (i) if the bid price of the Common Stock at the time of submission of a Conversion Notice (as hereinafter defined) by a Holder exceeds $36.00 or (ii) commencing 181 days after the Initial Conversion Date. Any transferee of Series C Preferred Shares shall participate pro rata with the initial transferring Holder's Conversion Limit.

               (vi) "CONVERSION PRICE" means (A) for any Conversion Date or other date of determination other than during the Penalty Period (as defined in Section 2(b)(viii) (the "STANDARD CONVERSION PRICE"), the lower of (I) $36.00 and (II) the average of the Closing Bid Prices of the Common Stock for any three trading days selected by the Holder during the 20 consecutive trading days immediately preceding the Conversion Date, in each case, subject to adjustment as provided herein; and (B) for any Conversion Date or other date of determination during the Penalty Period, the Standard Conversion Price less the Applicable Penalty Percentage, subject to adjustment as provided herein; provided, however, that if the Penalty Period extends beyond 180 days after the Initial Issuance Date, any Holder shall have the option of exercising its rights pursuant to Section 3(d)(iv) in lieu of converting its Series C Preferred Shares.
               (vii) "EFFECTIVE DATE" means the date that the registration statement (the "REGISTRATION STATEMENT") covering the resale of the shares of Common Stock issuable upon conversion of the Series C Preferred Shares and the exercise of the warrants issuable to the Holders and required to be filed by the Company pursuant to the Registration Rights Agreement between the Company and the initial Holders (the "REGISTRATION RIGHTS AGREEMENT"), is declared effective by the United States Securities and Exchange Commission (the "SEC").

               (viii) "PENALTY PERIOD" means in the event that the Registration Statement is not declared effective by the SEC within 90 days of the Initial Issuance Date, the period beginning on the 91st day following the Initial Issuance Date and ending on the Effective Date, provided, however, that in the event that any time after the Initial Issuance Date the SEC is closed for business for ten (10) or more consecutive days, the time periods referred to in this definition shall be extended by such number of days the SEC is actually closed.

          (c)  [Intentionally Omitted]

          (d)  Adjustment to Conversion Price -- Dilution and Other Events.  In
               -------------------------------------------------------------
order to prevent dilution of the rights granted under this Certificate of Designations, (x) the Closing Bid Prices for any days during any measuring period prior to any of the events set forth below (the "ADJUSTING CLOSING BID PRICES"), (y) the Closing Price and (z) the Common Share Limit will each be subject to adjustment from time to time as provided in this Section 2(d).

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               (i)   Adjustment upon Declaration of Dividends and Other Events.
                     ---------------------------------------------------------
If the Company shall (I) declare a dividend or make a distribution in shares of Common Stock, (II) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (III) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Adjusting Closing Bid Prices, the Closing Price and the Common Share Limit in effect on the record date of such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted.

               (ii)  Adjustment upon Issuance of Certain Securities. If at any
                     ----------------------------------------------
time, on or before the first anniversary of the Initial Issuance Date, the Company in any manner issues or sells (a "SUBSEQUENT FINANCING") pursuant to
Section 4(2) of the Securities Act of 1933, as amended, (the "1933 ACT"), Regulation D or Regulation S of the 1933 Act or any other private placement of any Common Stock or any security convertible, into, exchangeable for or exercisable for Common Stock or any other right to acquire Common Stock ("CONVERTIBLE SECURITIES") and the price per share of the Common Stock or for which Common Stock is issuable upon the conversion, exchange or exercise of such convertible security is less than the Closing Price (the "NEW COMMON STOCK ISSUANCE PRICE") or is subject to a conversion ceiling (the "NEW CONVERTIBLE SECURITIES CEILING") which is less than the Conversion Price on any Conversion Date or the number of shares of Common Stock issuable upon conversion, exchange or exercise of such convertible security is derived using a price per share of Common Stock that is less than $22.00 (as adjusted pursuant to Section 2(d)(i) above), then each Holder shall have the right to exchange such Holder's Series C Preferred Shares and the warrants issued to the Holder in connection with the purchase of such Holder's Series C Preferred Shares for an equivalent value (the "EXCHANGE AMOUNT") of the securities issued in such Subsequent Financing. The Exchange Amount shall be determined based on upon the Stated Value of the Series C Preferred Shares and the equivalent valuation concept used in the Subsequent Financing.

               (iii) Notices.
                     -------

                     (A) Immediately upon any adjustment or proposed Subsequent Financing as contemplated by this Section (2)(d), the Company will give written notice thereof to each Holder, setting forth in reasonable detail and certifying the calculation of such adjustment or the terms of such Subsequent Financing, as applicable.

                     (B) The Company will give written notice to each Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, or (II) for determining rights to vote with respect to any Organic Change, dissolution or liquidation; provided that in no event shall such notice be provided to such holder prior to such information being made known to the public. "ORGANIC CHANGE" shall mean any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock. "PERSON" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                     (C) The Company will also give written notice to each Holder at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place.

               (iv) Successive adjustments in the Adjusting Closing Bid Prices, the Closing Price and the Common Share Limit shall be made whenever any event specified above shall occur. All calculations under this Section 2(d) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment in the Conversion Price or Closing Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

          (e)  Mechanics of Conversion.  Subject to the Company's inability to
               -----------------------
fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 5 below:

               (i)  Holder's Delivery Requirements.  To convert Series C
                    ------------------------------
     Preferred Shares into full shares of Common Stock on any date (the "CONVERSION DATE"), the Holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE"), to the Company or its designated transfer agent (the "TRANSFER AGENT"), and (B) surrender to a common carrier for overnight delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificates representing the Series C Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES") and the originally executed Conversion Notice.

               (ii) Company's Response.  Upon receipt by the Company of a
                    ------------------
     facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, on the next business day following the date of receipt (or the second business day following the date of receipt if received after 11:00 a.m. local time of the Company or Transfer Agent, as applicable), (I) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or
     (II) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The

     Depository Trust Company, or (III) if the Holder requests, issue shares in electronic format (e.g. via DWAC).

                    (iii)  Dispute Resolution.  In the case of a dispute as to
                           ------------------
     the determination of the Conversion Price, the Company shall promptly issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) business day of receipt of such Holder's Conversion Notice. If such Holder and the Company are unable to agree upon the determination of the Conversion Price within one business day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one business day submit via facsimile the disputed determination of the Conversion Price to an independent, reputable accounting firm of national standing acceptable to the Company and such Holder of Series C Preferred Shares. The Company shall cause such accounting firm to perform the determinations or calculations and notify the Company and the holder of the results no later than 48 hours from the time it receives the disputed determinations or calculations. Such accounting firm's determination, shall be binding upon all parties absent manifest error.

                    (iv)   Record Holder.  The person or persons entitled to
                           -------------
     receive the shares of Common Stock issuable upon a conversion of Series C Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                    (v)    Company's Failure to Timely Convert.  If the Company
                           -----------------------------------
     shall fail (other than as a result of the situations described in Section 4(a) with respect to which the Holder has elected, and the Company has satisfied its obligations under, one of the options set forth in subparagraphs (i) through (iv) of Section 4(a)) to issue to a Holder on a timely basis as described in this Section 2(e), the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series C Preferred Shares, the Company shall pay damages to such Holder equal to the greater of (A) actual damages incurred by such holder as a result of such Holder's having needed to "buy in" shares of Common Stock to satisfy its securities delivery requirements ("BUY IN ACTUAL DAMAGES") and
     (B) after the effective date of the Registration Statement if the Company fails to deliver such certificates within three days after the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section 2(e), on each date such conversion is not timely effected, an amount equal to 1% of the product of (A) the number of shares of Common Stock not issued to the Holder on a timely basis and to which such holder is entitled and (B) the Closing Bid Price of the Common Stock on the last possible date on which the Company could have issued such Common Stock to such holder without violating this Section 2(e).

               (f)  Mandatory Conversion or Redemption.  If any Series C
                    ----------------------------------
     Preferred Shares remain outstanding on the Mandatory Conversion Date (as defined below), then the Company shall have the option of redeeming all such Series C Preferred Shares (the "MANDATORY CONVERSION SHARES") (I) by paying such Holder an amount, in cash, equal to the product of the number of Mandatory Conversion Shares held by such Holder multiplied by the Stated Value (the "MANDATORY REDEMPTION PRICE"), (II) by issuing to such Holder the number of shares of Common Stock that may be immediately sold pursuant to an effective Registration Statement that such Holder would be entitled to receive as if such Holder had given the Conversion Notice on the Mandatory Conversion Date, the Conversion Date had been fixed as of the Mandatory Conversion Date, and for the purposes of this Section 2(f), as applicable, the Conversion Price were equal to the average of the Closing Bid Prices for the twenty (20) consecutive trading days immediately preceding the Mandatory Conversion Date and the Stated Value were multiplied by 1.15, or (III) by any combination of the methods set forth in clauses (I) and (II) above; provided, however, that the Common Share Limit shall not apply with respect to issuances of Common Stock contemplated by clauses (II) and (III) above. All Holders of Series C Preferred Shares shall thereupon and within two (2) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent. No person shall thereafter have any rights in respect of Series C Preferred Shares, except the right to receive shares of Common Stock on conversion thereof or the Mandatory Redemption Price, as provided in this Section 2. "MANDATORY CONVERSION DATE" means March 26, 2000.

               (g) Fractional Shares.  The Company shall not issue any fraction
                   -----------------
     of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series C Preferred Share by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

               (h) Transfer Taxes.  The Company shall pay any and all taxes
                   --------------
     which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series C Preferred Shares.

               (i) Mandatory Conversion Based Upon Closing Price.
                   ---------------------------------------------
     Notwithstanding the Conversion Limit and the Common Share Limit, the Holders shall be required on any Mandatory Series C Share Conversion Date to convert pro rata such number of Series C Preferred Shares, in accordance with Section 2(e), so that the number of Series C Preferred Shares converted by any applicable Holder on any such date, if any, when aggregated with all prior conversions of Series C Preferred Shares by such Holder equals the relevant Mandatory Series C Share Conversion Amount. "MANDATORY SERIES C SHARE CONVERSION DATE" shall mean any date on which any of the following occurs: (i) the closing price of the Common Stock as reported by the AMEX for the previous five (5) consecutive trading days was equal to or greater than $42.00 (the "FIRST MANDATORY CONVERSION DATE");
     (ii) the closing price of the Common Stock as reported by the AMEX for the previous five (5) consecutive trading days was equal to or greater than $48.00 (the "SECOND MANDATORY CONVERSION DATE"); (iii) the closing price of the Common Stock as reported by the AMEX for the previous five (5) consecutive trading days was equal to or greater than $54.00 (the "THIRD MANDATORY CONVERSION DATE");

     and (iv) the closing price of the Common Stock as reported by the AMEX for the previous five (5) consecutive trading days was equal to or greater than $60.00 (the "FOURTH MANDATORY CONVERSION DATE"). "MANDATORY SERIES C SHARE CONVERSION AMOUNT" shall mean (i) as of the First Mandatory Conversion Date, 25% of the number of Series C Preferred Shares issued to the relevant Holder (or the transferor of such Holder's Series C Preferred Shares) on the Initial Issuance Date; (ii) as of the Second Mandatory Conversion Date, 50% of the number of Series C Preferred Shares issued to the relevant Holder (or the transferor of such Holder's Series C Preferred Shares) on the Initial Issuance Date; (iii) as of the Third Mandatory Conversion Date, 75% of the number of Series C Preferred Shares issued to the relevant Holder (or the transferor of such Holder's Series C Preferred Shares) on the Initial Issuance Date; and (iv) as of the Fourth Mandatory Conversion Date, 100% of the number of Series C Preferred Shares issued to the relevant Holder (or the transferor of such Holder's Series C Preferred Shares) on the Initial Issuance Date.

          (3) Conversion/Redemption Upon Major Transaction and Redemption Option
              ------------------------------------------------------------------
          Upon Triggering Event.
          ---------------------

              (a)  Conversion/Redemption Upon Major Transaction.  Within five
                   --------------------------------------------
     (5) days after the earlier of (i) a public announcement of a Major Transaction (the "ANNOUNCEMENT DATE") and (ii) receipt by the Holders of a Notice of Major Transaction (as defined below), the Holders shall have the option to elect to convert all of the Series C Preferred Shares then outstanding in accordance with Sections 2(e) and 3(e) hereof, calculated as if the Conversion Notice is given to the Company on the Announcement Date; provided however, in the event that the Company is unable to deliver Common Stock that may be immediately sold pursuant to an effective Registration Statement to the Holders to satisfy the request set forth in the Conversion Notice, the Company shall be obligated to (i) deliver to the Holders as much Common Stock as may be immediately sold pursuant to an effective Registration Statement and then (ii) pay the Holders the balance in cash at a price per Series C Preferred Share equal to the product of (I) the aggregate number of shares of Common Stock for which each such Series C Preferred Share would be converted into on the date the Conversion Notice is actually delivered to the Company (the "MANDATORY TRANSACTION SHARES") multiplied by (II) the closing price as reported on the AMEX on such date ("MAJOR TRANSACTION REDEMPTION PRICE"). In addition to the penalties set forth in Section 2(e)(v), in the event that the Company fails to pay the Holders as provided in this Section 3(a), interest shall accrue at the rate of 4% per month on such outstanding amounts and be due and payable in advance on the first day of each month (the "MANDATORY INTEREST"). The Company may elect at any time to pay such outstanding cash amounts by delivering to the Holders, Common Stock that may immediately be sold pursuant to an effective Registration Statement in an amount equal to the aggregate of (i) the Mandatory Transaction Shares and (ii) the number of shares of Common Stock that the Mandatory Interest then due and payable could purchase on such date at the Average Market Price. If the Holders fail to exercise their right to convert as set forth in this Section 3(a) the Company may redeem the Series C Preferred Shares in cash at the Major Transaction Redemption Price and/or by issuing to the Holders the number of shares of Common Stock that the Holders would be entitled to receive if they had given a Conversion Notice on the Announcement Date and the Conversion Date had been fixed as of such date.

               (b)  Redemption Option Upon Triggering Event.  In addition to all
                    ---------------------------------------
     other rights of the Holders contained herein, after a Triggering Event (as defined below), each Holder shall have the right in accordance with Section 3(f), at such Holder's option, to require the Company to redeem all or a portion of such Holder's Series C Preferred Shares in cash at a price per Series C Preferred Share equal to 130% of the Stated Value per share of the Series C Preferred Shares. ("TRIGGERING EVENT REDEMPTION PRICE" and, collectively with the "MAJOR TRANSACTION REDEMPTION PRICE," the "REDEMPTION PRICE").

               (c)  "Major Transaction".  A "MAJOR TRANSACTION" shall be deemed
                    -------------------
     to have occurred at such time as any of the following events:

                    (i) the consolidation or merger of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or pursuant to a merger after which the holders of the Company's outstanding capital stock immediately prior to the merger own a number of shares of the resulting company's outstanding capital stock sufficient to elect a majority of the resulting company's board of directors);

                    (ii) the sale or transfer of substantially all of the Company's assets (other than a sale or transfer to an entity controlling, controlled by or under common control with the Company); or

                    (iii) a purchase, tender or exchange offer for more than 50% of the outstanding shares of Common Stock is made and accepted by the holders thereof.

               (d)  "Triggering Event".  A "TRIGGERING EVENT" shall be deemed to
                    ------------------
     have occurred at such time as any of the following events:

                    (i) notice from the Company that Common Stock issued or issuable upon conversion of the Series C Preferred Shares cannot be sold under the Registration Statement (the "SUSPENSION PERIOD"), for any period of five consecutive trading days or any ten non-consecutive trading days (other than by reason of a general suspension of trading of all securities on the applicable exchange or market) during any period of 180 consecutive days that is (A) after the date the Registration Statement has been declared effective by the SEC and (B) prior to the time that the Conversion Shares may be sold without limitation in accordance with Rule 144(k) under the 1933 Act; provided that any demand for redemption under this Section 3(d)(i) must be made by a Holder within 30 days after receipt of notice from the Company of the termination of the Suspension Period; and, provided further that if a Holder does not make a demand for redemption pursuant to this Section 3(d)(i), then, the Mandatory Conversion Date shall be extended by the aggregate number of days in all Suspension Periods multiplied by 1.5;

               (ii) the failure of the Common Stock or the Conversion Shares to be listed on the AMEX, The New York Stock Exchange or the Nasdaq National Market System, for a period of five consecutive trading days or any ten non-consecutive trading days (the "DELISTING PERIOD") during any period of 180 consecutive days; provided, however, that any demand for redemption under this Section 3(d)(ii) must be made by a Holder within 30 days after receipt of the Notice of Triggering Event (as defined in Section 3(f)); and, provided further that if a Holder does not make a demand for redemption pursuant to this Section 3(d)(ii), then, the Mandatory Conversion Date shall be extended by the aggregate number of days in all Delisting Periods multiplied by 1.5;

               (iii) the Company's notice to any holder of Series C Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Series C Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section 4(a) below, except in any case in which the basis for such intention by the Company is a bona fide dispute as to the right of such holder to such conversion; or

               (iv) the Registration Statement is not declared effective by the SEC on or before 180 days immediately following the Initial Issuance Date.

          (e)  Mechanics of Conversion/Redemption Upon Major Transaction. No
               ---------------------------------------------------------
     sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF MAJOR TRANSACTION") to each Holder of Series C Preferred Shares. The Holders shall have the option to elect to convert the Series C Preferred Shares then outstanding into full shares of Common Stock within five (5) business days after receipt of the Notice of Major Transaction as if such Holder were electing to voluntarily convert such shares pursuant to Section 2(e).

          (f)  Mechanics of Redemption at Option of Holder Upon Triggering
               -----------------------------------------------------------
     Event.  Within one (1) day after the occurrence of a Triggering Event, the
     -----
     Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each holder of Series C Preferred Shares. At any time after receipt of a Notice of Triggering Event, but only for as long as the facts giving rise to the Triggering Event continue to exist, the holders of the Series C Preferred Shares then outstanding may require the Company to redeem all or any portion of the Series C Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF HOLDER UPON TRIGGERING EVENT") to the Company, which Notice of Redemption at Option of Holder Upon Triggering Event shall indicate (i) the number of Series C Preferred Shares that such holders are requesting redemption for and (ii) the applicable Redemption Price, as calculated pursuant to Section 3(b) above.

          (g)  Payment of Redemption Price.  Upon the occurrence of a Major
               ---------------------------
     Transaction or the Company's receipt of a Notice(s) of Redemption at Option of Holder Upon Triggering Event from any Holder of the Series C Preferred Shares then outstanding, the Company shall immediately notify each holder by facsimile of the mechanics of the delivery of each Holder's Preferred Stock Certificate and each Holder of Series C Preferred Shares shall thereafter promptly send such Holder's Preferred Stock Certificates to be redeemed to the Company or its Transfer Agent. The Company shall deliver the applicable Redemption Price to such holder within ten (10) days after the Company's delivery of a Notice of Major Transaction or the Company's receipt of the requisite notices required to affect a redemption; provided that a Holder's Preferred Stock Certificates shall have been so delivered to the Company or its Transfer Agent; provided further that if the Company is unable to redeem all of the Series C Preferred Shares, the Company shall redeem an amount from each Holder of Series C Preferred Shares equal to such Holder's pro-rata amount (based on the number of Series C Preferred Shares held by such Holder relative to the number of Series C Preferred Shares outstanding) of all Series C Preferred Shares being redeemed. If the Company shall fail to redeem all of the Series C Preferred Shares submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such Holder of Series C Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement between the Company and the initial Holders of the Series C Preferred Shares (the "SECURITIES PURCHASE AGREEMENT"), the Redemption Price payable in respect of such unredeemed Series C Preferred Shares shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full. In the case of a Triggering Event, until the Company pays such unpaid Redemption Price in full to each Holder, Holders of the Series C Preferred Shares submitted for redemption pursuant to this Section 3 and for which the applicable Redemption Price has not been paid, shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to each Holder all of the Series C Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full Redemption Price to each Holder,
     (i) the Notice(s) of Redemption at Option of Holder Upon Triggering Event shall be null and void with respect to those Series C Preferred Shares submitted for redemption and for which the Redemption Price has not been paid, and (ii) the Company shall immediately return any Series C Preferred Shares submitted to the Company by each Holder for redemption under this
     Section 3(i) and for which the Redemption Price has not been paid. Notwithstanding the foregoing, in the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above. Payments provided for in this Section 3 shall have priority to payments to other stockholders in connection with a Major Transaction.

          (4)  Inability to Fully Convert.
               --------------------------

               (a) Holder's Option if Company Cannot Fully Convert.  If, upon
                   -----------------------------------------------
     the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities, including without limitation the AMEX, from issuing all of the Common Stock which is to be issued to a holder of Series C Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such Holder's Conversion Notice and pursuant to Section 2(e) above and, with respect to the unconverted Series C Preferred Shares, the Holder, solely at such Holder's option, can elect to (unless the Company issues and delivers the Conversion Shares underlying the unconverted Series C Preferred Shares prior to the Holder's election hereunder, in which case such Holder shall only be entitled to receive Buy In Actual Damages under Section 2(e)(v)):

               (i) require the Company to redeem from such Holder those Series C Preferred Shares for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("REQUIRED REDEMPTION") at a price per Series C Preferred Share (the "REQUIRED REDEMPTION PRICE") equal to the Triggering Event Redemption Price as of such Conversion Date;

               (ii) if the Company's inability to fully convert Series C Preferred Shares is pursuant to Section 4(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such Holder's Conversion Notice and pursuant to Section 2(e) above;

               (iii) void its Conversion Notice and retain or have retained, as the case may be, the nonconverted Series C Preferred Shares that were to be converted pursuant to such Holder's Conversion Notice; or

               (iv) if the Company's inability to fully convert Series C Preferred Shares is pursuant to the AMEX rules and regulations described in
     Section 4(a)(y) above, require the Company to issue shares of Common Stock in accordance with such Holder's Conversion Notice and pursuant to Section 2(e) above at a Conversion Price equal to the Average Market Price of the Common Stock for the five (5) consecutive trading days preceding such Holder's Notice in Response to Inability to Convert (as defined below).

          (b)  Mechanics of Fulfilling Holder's Election.  The Company shall
               -----------------------------------------
     immediately send via facsimile to a Holder of Series C Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such Holder which cannot be fully satisfied as described in Section 4(a) above, a notice of the Company's inability to fully satisfy such Holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such Holder's Conversion Notice, (ii) the number of Series C Preferred Shares which cannot be converted and (iii) the applicable Required Redemption Price. Such Holder must within five (5) business days of receipt of such Inability to Fully Convert

     Notice deliver written notice via facsimile to the Company ("NOTICE IN RESPONSE TO INABILITY TO CONVERT") of its election pursuant to Section 4(a) above.

               (c)  Payment of Redemption Price.  If such Holder shall elect to
                    ---------------------------
     have its shares redeemed pursuant to Section 4(a)(i) above, the Company shall pay the Required Redemption Price in cash to such holder within ten
     (10) days of the Company's receipt of the Holder's Notice in Response to Inability to Convert. If the Company shall fail to pay the applicable Required Redemption Price to such holder on a timely basis as described in this Section 4(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series C Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, such unpaid amount shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full. Until the full Required Redemption Price is paid in full to such holder, such holder may void the Required Redemption with respect to those Series C Preferred Shares for which the full Required Redemption Price has not been paid and receive back such Series C Preferred Shares. Notwithstanding the foregoing, if the Company fails to pay the applicable Required Redemption Price within such ten (10) day time period due to a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above.

               (d)  Pro-rata Conversion and Redemption. In the event the Company
                    ----------------------------------
     receives a Conversion Notice from more than one holder of Series C Preferred Shares on the same day and the Company can convert and redeem some, but not all, of the Series C Preferred Shares pursuant to this
     Section 4, the Company shall convert and redeem from each holder of Series C Preferred Shares electing to have Series C Preferred Shares converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Series C Preferred Shares held by such holder relative to the number of Series C Preferred Shares outstanding) of all Series C Preferred Shares being converted and redeemed at such time.

          (5)  Reissuance of Certificates.  In the event of a conversion or
               --------------------------
     redemption pursuant to this Certificate of Designations of less than all of the Series C Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Series C Preferred Shares a Preferred Stock Certificate representing the remaining Series C Preferred Shares which have not been so converted or redeemed.

          (6)  Reservation of Shares.  The Company shall, so long as any of the
               ---------------------
     Series C Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series C Preferred Shares then outstanding; provided that the number of shares of Common Stock initially reserved on the Initial Issuance Date shall not be less than 1,400,000 shares of Common Stock for which the Series C Preferred Shares are at any time convertible; provided further that such shares of

     Common Stock so reserved shall be allocated for issuance upon conversion of Series C Preferred Shares pro rata among the Holders of Series C Preferred Shares based on the number of Series C Preferred Shares held by such Holder relative to the total number of authorized Series C Preferred Shares.

          (7)  Voting Rights. Holders of Series C Preferred Shares shall have no
               -------------
     voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designations.

          (8)  Liquidation, Dissolution, Winding-Up.  In the event of any
               ------------------------------------
     voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of the Series C Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series C Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series C Preferred Share equal to the Stated Value (such amount being referred to as the "LIQUIDATION VALUE"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the Holders of Series C Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series C Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each Holder of Series C Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Series C Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

          (9)  Preferred Rank.  All shares of Common Stock and all other series
               --------------
     of Preferred Stock of the Company are and shall be of junior rank to all Series C Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock and all other series of Preferred Stock of the Company shall be subject to the preferences and relative rights of the Series C Preferred Shares. As long as the Series C Preferred Shares initially issued remain outstanding, then without the prior express written consent of the Holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank to the Series C Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the

     Company. Without the prior express written consent of the Holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Delaware Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the Holders of the Series C Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Series C Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

          (10)  Restriction on Redemption and Cash Dividends with respect to
                ------------------------------------------------------------
     Other Capital Stock.  Until all of the Series C Preferred Shares have been
     -------------------
     converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on its Common Stock or any other series of preferred stock of the Company without the prior express written consent of the Holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Shares.

          (11)  Vote to Change the Terms of Series C Preferred Shares.  The
                -----------------------------------------------------
     affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Preferred Shares.

          (12)  Lost or Stolen Certificates.  Upon receipt by the Company of
                ---------------------------
     evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series C Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder (or at the Company's request post a reasonable bond) to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the Holder contemporaneously requests the Company to convert such Series C Preferred Shares into Common Stock.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by _________________________, its
_________________________________, as of the ____ day of March 1998.

                                        ORGANOGENESIS INC.


                                        By:________________________________
                                          Name: ______________________
                                          Its:  ______________________

                                   EXHIBIT I

                              ORGANOGENESIS INC.
                               CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Organogenesis Inc. (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, $1.00 par value per share (the "SERIES C PREFERRED SHARES"), of Organogenesis Inc., a Delaware corporation (the "COMPANY"), indicated below into shares of Common Stock, $.01 par value per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series C Preferred Shares specified below as of the date specified below.

  Date of Conversion:                        ___________________________________

  Number of Series C
  Preferred Shares to be converted:          ___________________________________

  Stock certificate no(s). of Series C
  Preferred Shares to be converted:          ___________________________________

Please confirm the following information:

  Conversion Price:                          ___________________________________

  Number of shares of Common Stock
  to be issued:                              ___________________________________

Please issue the Common Stock and, if applicable, any check drawn on an account of the Company into which the Series C Preferred Shares are being converted in the following name and to the following address:

   Issue to:                                 ___________________________________
                                             ___________________________________
                                             ___________________________________
                                             ___________________________________


   Facsimile Number:                         ___________________________________


   Authorization:                            ___________________________________
                                                By:____________________________
                                                Title:_________________________

   Dated:                                    ___________________________________